Exhibit 5


                                          February 4, 1998
The Interpublic Group of Companies, Inc.
1271 Avenue of the Americas
New York, New York  10020

      Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

      In my capacity as General Counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the "Company"), I have been asked to render this opinion in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company contemporaneously herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering an aggregate of 3,346,500 Rights to purchase Series A Cumulative Participating Preferred Stock issuable in certain circumstances with the shares of Common Stock, par value $.10 per share (the "Common Stock"), issuable upon conversion of the Company's 1.80% Convertible Subordinated Notes due 2004 (the "Notes"), plus such indeterminate amount of Rights as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Rights"). The Rights registered by the Registration Statement are to be offered for the respective accounts of the holders thereof.

      In that connection, I have examined the Certificate of Incorporation and the By-Laws, both as amended, of the Company, the Indenture dated as of September 16, 1997 (the "Indenture") between the Company and The Bank of New York, as trustee, the Registration Rights Agreement dated as of September 16, 1997 between the Company and Morgan Stanley & Co. Incorporated, Goldman Sachs & Co. and SBC Warburg Dillon Read Inc., the Registration Statement, corporate proceedings relating to the authorization of the Rights, and such other instruments and documents as I deemed relevant under the circumstances.

      In making the aforesaid examinations, I have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to me as original or photostatic copies. I have also assumed that the corporate records furnished to me by the Company include all corporate proceedings taken by the Company to date.

      Based upon and subject to the foregoing, I am of the opinion that the Rights have been duly authorized and, when issued in connection with the issuance of the Common Stock upon conversion of the Notes in accordance with the terms of the Indenture, and when duly executed and delivered by the Company, will be the valid, binding and enforceable obligations of the Company.

      Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable and it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principals of equity.

      The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New
York, and, where necessary, the corporate laws of the State of Delaware.

      I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement.

                                    Very truly yours,

                                    /s/ Nicholas J. Camera
                                    ----------------------
                                    Nicholas J. Camera
                                    Vice President, General
                                    Counsel and Secretary


                               2